Consent of Ernst & Young Auditores Independentes S.S.,
Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-00000) and related Prospectus of Gol Linhas Aéreas Inteligentes S.A. for the registration of 35,000,000 shares of its preferred stock and to the incorporation by reference therein of our report dated March 19, 2009, except for Note 2 a) and 24, as to which the date is May 4, 2009, with respect to the consolidated financial statements of Gol Linhas Aéreas Inteligentes S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission and to the incorporation by reference therein of our review report dated August 12, 2009 with respect to the unaudited condensed consolidated interim financial statements of Gol Linhas Aéreas Inteligentes S.A. included in Form 6-K for the three and six-month periods ended June 30, 2008.

Ernst & Young Auditores Independentes S.S.
By: /s/ Luiz Carlos Passetti
      Luiz Carlos Passetti
      Partner

São Paulo, Brazil
August 25, 2009